EXHIBIT 99.16
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AT THE TRUST
Robert G. Higgins                      Investor Relations
Vice President, General Counsel        L.G. Schafran - Chairman and
                                       Interim CEO/President
312-683-5539                           312-683-5525
bhiggins@banyanreit.com                ir@banyanreit.com




FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 30, 2001



                     BANYAN STRATEGIC REALTY TRUST
              ANNOUNCES INITIAL LIQUIDATING DISTRIBUTION
                          OF $4.75 PER SHARE



CHICAGO, IL - MAY 30, 2001. BANYAN STRATEGIC REALTY TRUST (NASDAQ: BSRTS) today announced that its Board of Trustees has authorized distribution of the sum of $4.75 per share on June 28, 2001 to shareholders of record as of June 13, 2001. Banyan indicated that this is the initial liquidating distribution pursuant to its Plan of Termination and Liquidation, adopted on January 5, 2001.

The distribution is funded from the proceeds of the sale of 85 percent of Banyan's portfolio on May 17, 2001 to affiliates of Denholtz Management Corp. In that transaction, the Trust realized $84.3 million in net proceeds after the payment of first mortgage debt and transaction costs.

Because of the Trust's adoption of the Plan of Termination and Liquidation, the distribution will be characterized as a return of capital to shareholders to the extent of their respective bases in their shares.

Banyan also indicated that, currently, it continues to expect to distribute a total of approximately $6.00 per share (inclusive of the initial distribution of $4.75) to shareholders before the end of 2002.
Distributions will be made, as warranted, upon the disposition of the remaining assets, and the discharge of remaining liabilities.

In other news, Banyan announced that it has cancelled its first quarter earnings conference call, previously scheduled for May 15, 2001. Banyan noted that in light of its Plan of Termination and Liquidation and the sale of 85% of its portfolio, it will no longer be reporting earnings on a quarterly basis by conference call.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, prior to the sale referenced above, owned primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. Banyan now owns three (3) real estate properties located in Atlanta, Georgia; Huntsville, Alabama; and Louisville, Kentucky. As of this date Banyan has 15,488,137 shares of beneficial interest outstanding.








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Banyan Strategic Realty Trust
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Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties that are detailed from time to time in Banyan's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in Banyan's Form 10-Q for the quarter ended March 31, 2001, which was filed with the Securities and Exchange Commission on May 15, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.







          See Banyan's Website at http://www.banyanreit.com.


        For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.








































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